For Immediate Release

U.S. ENERGY CORP. PROVIDES OPERATIONS UPDATE

ANNOUNCES CLOSING OF MONTANA LEASEHOLD SALE

RIVERTON, Wyoming – June 14, 2012 – U.S. Energy Corp. (NASDAQ Capital Market:  “USEG”) (the “Company”), today provided an initial production rate on three participated wells in the Williston Basin of North Dakota, an operational update, and announced the closing of its Montana Leasehold Sale.

Recently Completed Wells - Initial Production Rates

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The CDK 15-22 #1H well had an early 24-hour flow back rate of 1,449 BOE/D on a 36/64² restricted choke during drillout of the plugs.  The initial production rate consisted of approximately 1,320 barrels of oil and 773 MCF of natural gas.  The Company has an approximate 32% WI and 25% NRI in this well.

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The Larsen 32-29 #1H well had an early 24-hour flow back rate of 1,215 BOE/D on a 28/64² restricted choke during drillout of the plugs.  The initial production rate consisted of approximately 998 barrels of oil and 1,300 MCF of natural gas.  The Company has an approximate 28% WI and 21% NRI in this well.

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Slawson Exploration Company operates one unit in the SE HR acreage block.  The Hatchet #1-23-14H well was drilled to total depth in April 2012 and was fracture stimulated with 34 stages using a sliding sleeve completion method in May.  The well commenced production on May 7th with an early 24-hour flow back rate of 1,091 BOE/D on a 28/64² restricted choke.  The initial production rate consisted of 1,007 barrels of oil and 503 MCF of natural gas.  The Company has an approximate 1% WI and 0.8% NRI in the well.

Operations Update

Williston Basin, North Dakota - Yellowstone and SE HR Programs:

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The Skogen 17-20 #1H well has been drilled to depth and fracture stimulated with 35 stages.  The well is currently scheduled to have the plugs drilled out and to be turned over to production the last week in June.  The Company has an approximate 6.6% WI and 5% NRI in this well.

Press Release
June 14, 2012

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The Kepner 9-4 #1H well is currently being fracture stimulated with a planned 35 stages.  The well is currently scheduled to have the plugs drilled out and to be turned over to production the first week of July.  The Company has an approximate 4.6% WI and 3.6% NRI in this well.

•	The Wells 6-7 #1H well is currently being fracture stimulated with a planned 35 stages. The Company has an approximate 9.1% WI and 7% NRI in this well.

•	The operator expects to drill approximately one well per month in the Yellowstone and SE HR prospects until all units are held by production, which is anticipated by mid 2013.

Williston Basin, North Dakota - Rough Rider Program:

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The State 36-1 #3H infill well has been drilled to depth and fracture stimulated with 33 stages.  The well is anticipated to have the plugs drilled out and to be turned over to production in the coming weeks.  The Company has an approximate 3.3% WI and 2.6% NRI in this well.

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The State 36-1 #4H infill well is a planned Three Forks well and is scheduled to be drilled in Q4 2012.  This will be the second Three Forks well drilled in our participated program with Brigham/Statoil.  The Company has an approximate 3.3% WI and an approximate 2.6% NRI in this well.

•	The Hovde 33-4 #2H infill well is also scheduled to be drilled in Q4 2012. The Company has an approximate 2.4% WI and an approximate 1.9% NRI in this well.

Woodbine Sub-Clarksville 7 Project / Anderson and Cherokee Counties, Texas.

The first prospect in the Woodbine Sub-Clarksville 7 Project, the Richard #1 test well, spud on June 8, 2012 and is currently drilling towards the targeted well depth of approximately 5,100 ft.  The drilling program is scheduled to drill the remaining six prospects back to back subsequent to the drilling of the Richard #1 test well.  If initially successful, the Company believes the prospects can individually be down spaced to 40 acre spacing, providing multiple additional infill drilling locations.  The Company has an approximate 26.5% WI and 19.6% NRI in each of the initial test wells.

Daniels County, Montana Leasehold Sale

On June 8, 2012, the Company closed its Agreement to sell an undivided 87.5% of its acreage in Daniels County, Montana to a third party for $3.7 million.  Under the terms of the agreement, the Company retained a 12.5% working interest in the acreage and reserved overriding royalty interests (“ORRI”) in excess of 81%.  The purchaser also committed to drill a vertical test well to depths sufficient to core the Bakken and Three Forks formations on or before December 31, 2015.  The Company delivered an 80% NRI to the purchaser and a 1% ORRI to a land broker.  The Company also paid the land broker a 10% commission for the cash consideration paid by the purchaser.

Press Release
June 14, 2012

“We are pleased to announce the initial results from three new wells and look to provide further updates under our active programs with Zavanna and Brigham/Statoil in the Williston Basin in the coming months," said Keith Larsen, CEO of U.S. Energy.  “We also look forward to obtaining the initial results from the Richard #1 test well and continuing to drill and test the remaining six prospects over the course of the next two months,” he added.

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About U.S. Energy Corp.

U.S. Energy Corp. is a natural resource exploration and development company with a primary focus on the exploration and development of its oil and gas assets.  The Company also owns the Mount Emmons molybdenum deposit located in west central Colorado.  The Company is headquartered in Riverton, Wyoming and trades on the NASDAQ Capital Market under the symbol "USEG".

Disclosure Regarding Forward-Looking Statement

This news release includes statements which may constitute "forward-looking" statements, usually containing the words “will,” “anticipates,” "believe," "estimate," "project," "expect," "target," "goal," or similar expressions.  Forward looking statements in this release relate to, among other things, U.S. Energy’s expected future production rates and capital expenditures and projects, its drilling and fracing of wells with industry partners, potential downspacing opportunities, the borrowing base under its credit facility, its ownership interests in those wells and their expected costs, the oil and natural gas targets or goals for the wells, future capital expenditures and projects, future expenses, production, reserves, borrowing capacity and sale or joint venture transactions.  There is no assurance that any of the wells referenced in this press release will be economic.  Initial and current production results from a well are not necessarily indicative of its longer-term performance.  Future transactions may not close on the terms we anticipate or at all.  The Company’s working interests and net revenue interests in particular wells may vary over time under the terms of applicable contracts.  The forward-looking statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, dry holes and other unsuccessful development activities, higher than expected expenses or decline rates from production wells, future trends in commodity and/or mineral prices, the availability of capital, competitive factors, and other risks described in the Company's filings with the SEC (including, without limitation, the Form 10-K for the year ended December 31, 2011, and the form 10 Q for the quarter ended March 31, 2012), all of which descriptions are incorporated herein by reference.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

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For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1-800-776-9271
Reggie@usnrg.com